Exhibit 11.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 29, 2024, on the financial statements of Webstar Technology Group, Inc. as of December 31, 2023 and for the year ended December 31, 2023 included in this Regulation A Offering Statement of Webstar Technology Group, Inc., on Form 1-A.

Assurance Dimensions

Coral Springs, Florida

August 6, 2024